UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2019

NV5 GLOBAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		001-35849	45-3458017
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

200 South Park Road,	Suite 350
Hollywood,	Florida		33021
(Address of Principal Executive Offices)			(Zip Code)

Registrant's telephone number, including area code: (954) 495-2112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NVEE	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 20, 2019 (the “Closing Date”), NV5 Global, Inc. (the “Company”) as borrower, entered into an amended and restated credit agreement (the “A&R Credit Agreement”) with Bank of America, N.A, as administrative agent, swingline lender and letter of credit issuer, the other lenders party thereto, and certain of the Company’s subsidiaries as guarantors. Pursuant to the A&R Credit Agreement, the lenders provided term commitments of $150 million in the aggregate in a single draw on the Closing Date to fund the Geospatial Acquisition (as defined below) and various costs and expenses relating thereto and revolving commitments totaling $215.0 million in the aggregate. The revolving commitment is available through December 20, 2024 (the “Maturity Date”), at which time the term commitments and revolving commitments will be due and payable in full. An aggregate amount of $320.5 million was drawn under the A&R Credit Agreement on the Closing Date to fund the Geospatial Acquisition and repay previously existing borrowings. The A&R Credit Agreement also includes an accordion feature permitting the Company to request an increase in either the term facility or the revolver facility under the A&R Credit Agreement by an additional amount of up to $100.0 million in the aggregate.
Borrowings under the term facility amortize at the rate of 5% per annum for the first two years of the facility and thereafter at the rate of 7.5% per annum until the Maturity Date. Borrowings under the A&R Credit Agreement bear interest at variable rates which are, at the Company’s option, tied to a Eurocurrency rate equal to LIBOR (London Interbank Offered Rate) plus an applicable margin or a base rate denominated in U.S. dollars. Interest rates are subject to change based on the Company’s Consolidated Leverage Ratio. The proceeds of the A&R Credit Agreement are intended to be used to finance permitted acquisitions (primarily the Geospatial Acquisition), capital expenditures, the issuance of letters of credit and for general corporate purposes.
The A&R Credit Agreement contains covenants that may have the effect of limiting the ability of the Company and its subsidiaries to, among other things, merge with or acquire other entities, enter into a transaction resulting in a Change in Control, create certain new liens, incur certain additional indebtedness, engage in certain transactions with affiliates, engage in new lines of business or sell a substantial part of their assets. The A&R Credit Agreement also requires the Company to maintain certain consolidated leverage and fixed charge coverage ratios.
The A&R Credit Agreement also contains customary events of default, including (but not limited to) a default in the payment of principal or, following an applicable grace period, interest, breaches of the Company’s covenants or warranties under the A&R Credit Agreement, payment default or acceleration of certain indebtedness of the Company or any subsidiary, certain events of bankruptcy, insolvency or liquidation involving the Company or its subsidiaries, certain judgments or uninsured losses, changes in control and certain liabilities related to ERISA based plans.
The foregoing is a summary of the material provisions of the A&R Credit Agreement. This summary is qualified in its entirety by reference to the A&R Credit Agreement, which is incorporated by reference in its entirety herein and a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On the Closing Date, the Company consummated the previously disclosed proposed merger contemplated by the definitive Agreement and Plan of Merger (as amended to date, the “Merger Agreement”) dated November 6, 2019 between and among the Company, NV5 Merger Sub Corp., a Delaware corporation and a direct subsidiary of the Company (“Merger Sub,” and together with the Company, the “NV5 Parties”), and Geospatial Holdings Inc. (“Geospatial”) and Arlington Capital Partners III, L.P., a Delaware limited partnership, solely in its capacity as representative for the stockholders and optionholders of Geospatial. At the effective time of the merger (the “Merger”) and upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Merger Sub merged with and into Geospatial (the “Geospatial Acquisition”) with Geospatial continuing as the surviving entity after the Merger.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, immediately prior to the effective time of the Merger, each issued and outstanding share of Series A preferred stock of Geospatial was automatically converted into Geospatial Common Shares (as defined below) and the holder of such shares became entitled to the payment of certain accrued or declared but unpaid dividends as provided in Geospatial’s previously effective certificate of incorporation.

•
Immediately thereafter, each issued and outstanding share of common stock, par value $0.01 per share, of Geospatial (“Geospatial Common Shares”) (other than shares as to which the holder shall have exercised appraisal rights in accordance with Delaware law, any such shares being “Dissenting Shares”) was converted into the right to receive a pro rata portion (the “Per Share Merger Consideration”) of the aggregate of (i) $302.5 million in cash, plus (ii) the amount by which

Geospatial's closing date working capital exceeded the target closing date working capital ("Excess Working Capital"), plus (iii) the exercise price of all in-the-money options to purchase Geospatial Common Shares as of the Closing Date, plus (iv) the closing date estimate of cash held by Geospatial as of the Closing Date ("Closing Date Cash"), less (v) the aggregate indebtedness of Geospatial as of the Closing Date ("Closing Debt"), less (vi) transaction expenses of Geospatial (together with certain escrowed amounts, collectively, the “Merger Consideration”); and

•
Immediately prior to the effective time of the Merger, each vested in-the-money option to purchase Geospatial Common Shares granted under the Geospatial equity incentive plan was automatically cancelled and replaced with the right to receive at the closing of the Geospatial Acquisition a pro rata portion of the value of each such in-the-money option and all vested out-of-the-money options and unvested options of Geospatial Common Shares granted under the Geospatial equity incentive plan were cancelled and forfeited for no consideration.

As a result of the foregoing, total cash payments made by the Company at the closing of the Geospatial Acquisition were approximately $318.0 million, which includes Excess Working Capital of approximately $8.8 million and Closing Date Cash of approximately $6.7 million.

Item 7.01 Regulation FD Disclosure
The Company and Geospatial issued a press release on December 20, 2019 announcing the completion of the Geospatial Acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report is required to be filed.

(d) Exhibits.

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated as of December 20, 2019, by and among NV5 Global, Inc., as borrower, the subsidiaries of NV5 Global, Inc. named therein, as guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer and the other lenders party thereto.

99.1	Press Release issued by NV5 Global, Inc. and Geospatial Holdings Inc. on December 20, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2019

NV5 GLOBAL, INC.
(Registrant)
By: /s/_Richard Tong_____________________________
Name: Richard Tong Title: Executive Vice President and General Counsel